Exhibit 15.1

November 5, 2007

Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20549

RE:  ECOLAB STOCK PURCHASE PLAN

We are aware that our reports dated April 24, 2007, July 24, 2007 and October 22, 2007 on our reviews of interim financial information of Ecolab Inc. for the three month periods ended March 31, 2007 and 2006, the three and six month periods ended June 30, 2007 and 2006, and the three and nine month periods ended September 30, 2007 and 2006 included in Ecolab Inc.’s quarterly reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 respectively, are incorporated by reference in this Registration Statement on Form S-8.

Yours very truly,

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Minneapolis, Minnesota